UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2007 (March 14, 2007)

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Compensation of Certain Named Executive Officers

Performance Based Bonuses. On March 14, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the formula for determining performance based bonuses for calendar year 2007 under our 2003 Executive Incentive Plan for the named executive officers shown below. Those formulas provide for bonuses equal to a percentage of each executive’s 2007 base salary if certain net income growth targets are achieved. The threshold, target and maximum percentages of base salary that would be payable as bonuses if those net income targets are achieved are set forth in the chart below. Achievement of the threshold, target and maximum bonus payouts would represent net income growth of 5%, 11.5% and 21%, respectively, for 2007. In the event that net income growth is between the threshold and target amount or between the target and maximum amount, then the bonus percentage would be a percentage that is between those amounts based upon metrics that have been established by the Compensation Committee.

		Bonus Percentages
Name and Position	Base Salary	Threshold	Target	Maximum
Paul H. Stebbins Chairman and Chief Executive Officer	$575,000	15%	100%	225%

Michael J. Kasbar President and Chief Operating Officer	$575,000	15%	100%	225%

Michael Clementi President of World Fuel Services, Inc.	$475,000	15%	80%	200%

Frank X. Shea EVP, Chief Risk and Administrative Officer and Interim Chief Financial Officer	$325,000	15%	60%	150%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 20, 2007	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
General Counsel & Corporate Secretary